The Timken Company

Media Contact: Lorrie Paul Crum
Manager – Global Media and
     Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Office Phone:
(330) 471-3514
Mobile Phone:
(330) 224-5021
lorrie.crum@timken.com

Investor Contact: Steve Tschiegg
Director – Capital Markets and
     Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Office Phone:
(330) 471-7446
Facsimile:
(330) 471-2797
steve.tschiegg@timken.com

For Additional Information:
www.timken.com/media
www.timken.com/investors

Timken Posts Strong Quarter
Company Raises Full-Year Forecast

-	Sales up 25% over last year’s third quarter
-	Increased earnings driven by strong demand and execution
-	Nine-month earnings exceed the company's annual record

CANTON, Ohio: Oct. 27, 2011 — The Timken Company (NYSE: TKR) today reported sales of $1.3 billion in the third quarter of 2011, an increase of 25 percent over the same period a year ago. The increase primarily reflects demand growth across the company’s diverse industrial markets, as well as favorable effects from pricing, material surcharges and acquisitions.

The company generated higher third-quarter income from continuing operations, up 55 percent to $111 million, or $1.12 per diluted share, net of non-controlling interest, compared with $71.4 million, or $0.73 per diluted share a year ago. The improvement reflects higher volume, favorable mix, surcharges and pricing, which more than offset increased raw-material costs, as well as higher selling and administrative costs. The results also reflect a higher tax rate during the quarter, at 38.5 percent, primarily from a recent change in French tax law that was retroactive to the beginning of the year.

"With the addition of this quarter's strong performance, we earned more in nine months than our previous annual record," said James W. Griffith, Timken president and chief executive officer. "This accelerated performance shows our strategy is working, positioning Timken to serve attractive industrial markets that today are growing faster than the economy in general. We are leveraging that growth to higher profitability."

Among recent developments, the company:

•
Completed on July 1 its $200 million acquisition of the assets of Philadelphia Gear Corporation, a leading provider of aftermarket services for gear-drive systems in diverse industrial and marine applications;

•	Acquired for $92 million Drives LLC, a leading manufacturer of highly engineered drive-chains for mobile and industrial machinery;

•	Opened early negotiations for its 2013 labor agreement with the United Steelworkers of America to support a potential $225 million investment at its Faircrest Steel Plant in Canton;

•	Broke ground on the Wind Energy Research and Development Center at Stark State College in Canton;

•	Announced an open-innovation agreement with The University of Akron to accelerate development of material and surface engineering technologies; and

•	Received recognition as a top business technology innovator on the InformationWeek 500 list.

Nine Months’ Results

Timken posted sales of $3.9 billion in the first nine months of 2011, up 31 percent from the same period in 2010. Strong end-market demand drove the increase, along with favorable pricing, surcharges and currency effects.

The company's earnings from continuing operations increased 91 percent to $345.2 million, or $3.48 per diluted share, net of non-controlling interest. That compares with $181.1 million, or $1.86 per diluted share, earned in the same period last year. The first nine months of 2011 earnings benefited from increased demand, higher surcharges and a combination of favorable pricing and mix, which more than offset higher raw-material and logistics costs, as well as selling and administrative costs. The nine-month tax rate of 35.2 percent was lower than the prior year's rate of 40.2 percent, which included the effect of U.S. healthcare legislation.

Total debt as of Sept. 30, 2011, was $512.1 million, or 18.7 percent of capital. The company had cash of $406.5 million and net debt of $105.6 million at the end of the third quarter, compared with a net cash position of $363.4 million at the end of 2010.

For the first nine months, the company used $67.4 million in cash from operating activities, as strong earnings were more than offset by higher working capital requirements to support demand and $256 million of discretionary contributions, net of tax, to the pension and VEBA trust plans.  Excluding these discretionary contributions, free cash flow (operating cash after capital expenditures and dividends) was $26 million. The company continues to maintain a strong balance sheet and ended the quarter with $1.3 billion of available liquidity.

Mobile Industries Segment Results

In the third quarter, Mobile Industries’ sales were $441.6 million, up 9 percent from last year’s third-quarter sales of $404.1 million. Higher demand in the off-highway, rail and heavy truck sectors drove most of the increase, along with favorable pricing and currency.

The Mobile segment achieved EBIT of $65.2 million, or 14.8 percent of sales, in the third quarter of 2011, up 14 percent compared with the prior year's EBIT of $57.1 million, or 14.1 percent of sales. The increase reflects stronger volume, as pricing mostly offset higher material costs during the quarter.

For the first nine months of 2011, Mobile Industries’ sales of $1.3 billion were up 15 percent from the same period a year ago. EBIT for the first nine months of 2011 was $200 million, or 14.8 percent of sales, compared with $165.3 million, or 14.1 percent of sales, the prior year.

Process Industries Segment Results

Process Industries' third-quarter sales rose 40 percent to $328.9 million, compared with $234.5 million for the same period a year ago. Stronger demand from industrial distribution, the Philadelphia Gear acquisition, growth in Asia, higher new-product sales and pricing primarily accounted for the increase.

Process Industries' third-quarter EBIT was $77.5 million, or 23.6 percent of sales, up 111 percent from $36.8 million, or 15.7 percent of sales, a year ago. Higher volume, the Philadelphia Gear acquisition and favorable pricing contributed to the increase.

For the first nine months of 2011, Process Industries sales were $922.2 million, up 41 percent from the same period a year ago.  EBIT for the first nine months of 2011 was $214.5 million, or 23.3 percent of sales, up from the prior year's EBIT of $89.2 million, or 13.7 percent of sales.

Aerospace and Defense Segment Results

Aerospace and Defense posted slightly higher third-quarter sales of $81.8 million, compared with $81 million in the same period last year. The segment saw improved demand in commercial and general aviation, largely offset by decreased demand for defense-related products.

The segment incurred a third-quarter loss of $1.5 million, or 1.8 percent of sales, compared with EBIT of $2.5 million, or 3.1 percent of sales, in the same period a year ago. Although the segment benefited from improved commercial and general aviation demand and lower operating costs, these factors were more than offset by a $5 million increase in warranty reserves.

For the first nine months of 2011, Aerospace and Defense sales were $244.4 million, down 4 percent from the same period a year ago. The decrease primarily reflects lower demand in the segment’s defense-related business.  EBIT for the first nine months of 2011 was $4 million, or 1.6 percent of sales, compared with EBIT of $20.5 million, or 8 percent of sales in the first nine months of 2010.  In addition to reduced volume, the decline reflects lower manufacturing utilization, as well as charges totaling $8 million for inventory and warranty reserves.

Steel Segment Results

Sales for the Steel segment, including inter-segment sales, were $501.5 million in the third quarter, an increase of 35 percent from $371.3 million for the same period last year. Stronger demand, particularly in the energy and industrial sectors, contributed to broad-based improvement, as well as favorable pricing and surcharges. Raw-material surcharges increased approximately $45 million from the third quarter last year.

Third-quarter EBIT was $67.1 million, or 13.4 percent of sales, up 62 percent from $41.3 million, or 11.1 percent of sales, for the same period a year ago. These results reflect improved pricing, stronger volume and favorable mix, especially in the industrial and energy sectors, partially offset by higher costs for material and planned maintenance.

For the first nine months of 2011, Steel segment sales were $1.5 billion, up 52 percent from the first nine months of last year. Higher demand in the oil and gas market led the increase, which also reflected broad-based industrial growth and surcharges. Raw-material surcharges increased approximately $170 million from the same period a year ago. EBIT for the first nine months of 2011 was $199.2 million, or 13.4 percent of sales, compared with $104.2 million, or 10.6 percent of sales, last year.

Outlook

For the full-year 2011, Timken anticipates a sales increase of approximately 25 to 30 percent.  For each of its business segments in 2011, Timken expects:

•	Mobile Industries sales up 10 to 15 percent, with higher demand in the off-highway, rail and heavy-truck sectors;

•	Process Industries sales up 35 to 40 percent, with increased demand from global industrial distribution, continued growth in Asia, acquisitions and rising new-product sales;

•	Aerospace and Defense sales down slightly on continued weakness in demand for its defense-related products; and

•	Steel sales up 40 to 45 percent, driven by stronger demand in the energy and industrial sectors, as well as capacity increases and surcharges.

Timken projects annual earnings in the range of $4.45 to $4.55 per diluted share. The company should generate approximately $210 million in cash from operations and expects to use $65 million in free cash flow after making capital expenditures of about $200 million and paying $75 million in dividends.  Excluding year-to-date discretionary pension and VEBA trust contributions of $256 million, net of tax, the company expects annual free cash flow of approximately $190 million.

Conference Call Information

The company will host a conference call for investors and analysts as follows:

Conference Call:	Thursday, Oct. 27, 2011
11:00 a.m. Eastern Time

All Callers:	Live Dial-In: 800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 15486445
Replay Dial-In through Nov. 3, 2011:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors

About The Timken Company

The Timken Company (NYSE: TKR; www.timken.com) keeps the world turning with innovative friction management and power transmission products and services that help machinery perform efficiently and reliably. With sales of $4.1 billion in 2010 and 20,000 people operating from locations in 30 countries, Timken is Where You Turn(R) for better performance.

Certain statements in this news release (including statements regarding the company's forecasts, estimates and expectations) that are not historical in nature are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company's future financial performance, including information under the heading "Outlook", are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company's financial statements for the third quarter of 2011; the company's ability to respond to the changes in its end markets that could affect demand for the company's products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company's customers, which may have an impact on the company's revenues, earnings and impairment charges; fluctuations in raw material and energy costs and their impact on the operation of the company's surcharge mechanisms; the impact of the company's last-in, first-out accounting; weakness in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the ability to achieve satisfactory operating results in the integration of acquired companies, including  the assets of Philadelphia Gear Corp. and Drives LLC; the impact on operations of general economic conditions; higher or lower raw material and energy costs; and fluctuations in customer demand. Additional factors are discussed in the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended Dec. 31, 2010, quarterly reports on Form 10-Q and current reports on form 8-K. The company undertakes no obligation to update or revise any forward-looking statement.

###

The Timken Company
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except share data)	2011	2010	2011	2010
Net sales	$1,321.8	$1,059.7	$3,905.5	$2,984.8
Cost of products sold	978.5	794.6	2,878.4	2,228.7
Gross Profit	343.3	265.1	1,027.1	756.1
Selling, general & administrative expenses (SG&A)	155.1	140.3	459.1	414.0
Impairment and restructuring	1.2	2.9	8.5	9.4
Operating Income	187.0	121.9	559.5	332.7
Other income (expense), net	2.9	(2.8)	1.6	(0.7)
Earnings Before Interest and Taxes (EBIT) (1)	189.9	119.1	561.1	332.0
Interest expense, net	(7.6)	(8.3)	(23.8)	(26.4)
Income From Continuing Operations Before Income Taxes	182.3	110.8	537.3	305.6
Provision for income taxes	70.1	38.6	189.0	122.7
Income From Continuing Operations	112.2	72.2	348.3	182.9
Income (Loss) from discontinued operations, net of income taxes (2)	-	(1.1)	-	3.4
Net Income	112.2	71.1	348.3	186.3
Less: Net Income Attributable to Noncontrolling Interest	1.2	0.8	3.1	1.8
Net Income Attributable to The Timken Company	$111.0	$70.3	$345.2	$184.5

Net Income per Common Share Attributable to The Timken Company Common Shareholders

Basic Earnings Per Share - Continuing Operations	$1.13	$0.74	$3.53	$1.87
Basic Earnings (Loss) Per Share - Discontinued Operations	-	(0.01)	-	0.04
Earnings Per Share	$1.13	$0.73	$3.53	$1.91

Diluted Earnings Per Share - Continuing Operations	$1.12	$0.73	$3.48	$1.86
Diluted Earnings (Loss) Per Share - Discontinued Operations	-	(0.01)	-	0.03
Earnings Per Share	$1.12	$0.72	$3.48	$1.89

Average Shares Outstanding	97,489,819	96,400,593	97,509,361	96,373,152
Average Shares Outstanding - assuming dilution	98,485,840	97,566,717	98,743,586	97,167,643

BUSINESS SEGMENTS (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except share data)	2011	2010	2011	2010

Mobile Industries Segment
Net sales to external customers	$441.3	$404.1	$1,349.3	$1,172.0
Intersegment sales	0.3	-	0.5	-
Total net sales	$441.6	$404.1	$1,349.8	$1,172.0
Earnings before interest and taxes (EBIT) (1)	$65.2	$57.1	$200.0	$165.3
EBIT Margin (1)	14.8%	14.1%	14.8%	14.1%

Process Industries Segment
Net sales to external customers	$328.1	$233.7	$919.7	$650.6
Intersegment sales	0.8	0.8	2.5	2.1
Total net sales	$328.9	$234.5	$922.2	$652.7
Earnings before interest and taxes (EBIT) (1)	$77.5	$36.8	$214.5	$89.2
EBIT Margin (1)	23.6%	15.7%	23.3%	13.7%

Aerospace and Defense Segment
Net sales to external customers	$81.8	$81.0	$244.4	$255.8
(Loss) Earnings before interest and taxes (EBIT) (1)	$(1.5)	$2.5	$4.0	$20.5
EBIT Margin (1)	-1.8%	3.1%	1.6%	8.0%

Steel Segment
Net sales to external customers	$470.6	$340.9	$1,392.1	$906.4
Intersegment sales	30.9	30.4	96.0	73.3
Total net sales	$501.5	$371.3	$1,488.1	$979.7
Earnings before interest and taxes (EBIT) (1)	$67.1	$41.3	$199.2	$104.2
EBIT Margin (1)	13.4%	11.1%	13.4%	10.6%

Unallocated corporate expense	$(17.5)	$(17.6)	$(55.9)	$(49.8)
Intersegment eliminations income (expense) (3)	$(0.9)	$(1.0)	$(0.7)	$2.6

Consolidated
Net sales to external customers	$1,321.8	$1,059.7	$3,905.5	$2,984.8
Earnings before interest and taxes (EBIT) (1)	$189.9	$119.1	$561.1	$332.0
EBIT Margin (1)	14.4%	11.2%	14.4%	11.1%

(1)
EBIT is defined as operating income plus other income (expense).  EBIT Margin is EBIT as a percentage of net sales.  EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company's business segments and EBIT disclosures are useful to investors.

(2)	Discontinued Operations relate to the sale of the Needle Roller Bearings (NRB) operations to JTEKT Corporation on December 31, 2009.

(3)	Intersegment eliminations represent profit or loss between the Steel segment and the Mobile Industries, Process Industries and Aerospace and Defense segments.

Reconciliation of GAAP income from continuing operations before income taxes
This reconciliation is provided as additional relevant information about the company's performance.  Management believes consolidated earnings before interest and taxes (EBIT) are representative of the company's performance and therefore useful to investors.  Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) are another important measure of financial performance and cash generation of the business and therefore useful to investors.  Management also believes that it is appropriate to compare GAAP income from continuing operations before income taxes to consolidated EBIT and EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
(Dollars in millions) (Unaudited)
Income from continuing operations before income taxes	$182.3	$110.8	$537.3	$305.6

Pre-tax reconciling items:
Interest expense	9.1	9.1	28.2	28.7
Interest income	(1.5)	(0.8)	(4.4)	(2.3)
Consolidated earnings before interest and taxes (EBIT)	$189.9	$119.1	$561.1	$332.0

Depreciation and Amortization	49.1	47.0	142.9	142.2
Consolidated earnings before interest, taxes, depreciation and amortization (EBITDA)	$239.0	$166.1	$704.0	$474.2

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:
(Dollars in millions) (Unaudited)	September 30, 2011	December 31, 2010
Short-term debt	$21.2	$32.0
Long-term debt	490.9	481.7
Total Debt	512.1	513.7
Less: Cash, cash equivalents and restricted cash	(406.5)	(877.1)
Net Debt (Cash)	$105.6	$(363.4)

Shareholders' equity	$2,224.7	$1,941.8

Ratio of Total Debt to Capital	18.7%	20.9%
Ratio of Net Debt (Cash) to Capital (Leverage)	4.5%	(23.0%)

This reconciliation is provided as additional relevant information about The Timken Company's financial position.  Capital is defined as total debt plus total shareholders' equity.  Restricted cash is $3.6 million at September 30, 2011.

Management believes Net Debt (Cash) is an important measure of Timken's financial position, due to the amount of cash and cash equivalents.

	Three Months Ended September 30,		Nine Months Ended September 30,
Free cash flow:	2011	2010	2011	2010
(Dollars in millions) (Unaudited)
Net cash provided by operating activities	$95.5	$149.4	$(67.4)	$313.4
Less: capital expenditures	(46.4)	(22.2)	(106.0)	(61.2)
Less: cash dividends paid to shareholders	(19.5)	(12.5)	(56.6)	(33.8)
Free cash flow	$29.6	$114.7	$(230.0)	$218.4
Plus: discretionary pension and postretirement benefit
contributions, net of the tax benefit (4)	63.2	9.5	256.0	72.7
Free cash flow less discretionary contributions	$92.8	$124.2	$26.0	$291.1

Management believes that free cash flow and free cash flow less discretionary pension and postretirement contributions are useful to investors because they are meaningful indicators of cash generated from operating activities available for the execution of its business strategy.

(4)
The discretionary pension and postretirement benefit contributions for the third quarter of 2011 were $100.0 million, net of a tax benefit of $36.8 million.  The discretionary pension and postretirement benefit contributions for the first nine months of 2011 were $401.4 million, net of a tax benefit of $145.4 million.  The discretionary pension and postretirement benefit contributions for the third quarter of 2010 were $15.0 million, net of a tax benefit of $5.5 million.  The discretionary pension and postretirement benefit contributions for the first nine months of 2010 were $115.0 million, net of a tax benefit of $42.3 million.

CONDENSED CONSOLIDATED BALANCE SHEET (Dollars in millions) (Unaudited)	September 30, 2011	December 31, 2010

ASSETS
Cash and cash equivalents	$402.9	$877.1
Accounts receivable	715.9	516.6
Inventories, net	949.2	828.5
Other current assets	198.5	177.0
Total Current Assets	2,266.5	2,399.2
Property, Plant and Equipment - Net	1,242.5	1,267.7
Goodwill	283.7	224.4
Other assets	330.3	289.1
Total Assets	$4,123.0	$4,180.4

LIABILITIES
Accounts payable	$308.4	$263.5
Short-term debt	21.2	32.0
Income taxes	97.4	14.7
Accrued expenses	418.7	411.0
Total Current Liabilities	845.7	721.2

Long-term debt	490.9	481.7
Accrued pension cost	89.7	394.5
Accrued postretirement benefits cost	395.6	531.2
Other non-current liabilities	76.4	110.0
Total Liabilities	1,898.3	2,238.6

EQUITY
The Timken Company shareholders' equity	2,204.7	1,925.0
Noncontrolling Interest	20.0	16.8
Total Equity	2,224.7	1,941.8
Total Liabilities and Equity	$4,123.0	$4,180.4

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in millions) (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Cash Provided (Used)
OPERATING ACTIVITIES
Net income attributable to The Timken Company	$111.0	$70.3	$345.2	$184.5
Loss (Income) from discontinued operations	-	1.1	-	(3.4)
Net income attributable to noncontrolling interest	1.2	0.8	3.1	1.8
Adjustments to reconcile net income to net cash
provided (used) by operating activities:
Depreciation and amortization	49.1	47.0	142.9	142.2
Impairment charges	0.1	2.0	3.3	2.0
Pension and other postretirement expense	18.6	23.1	55.8	69.0
Pension and other postretirement benefit contributions and payments	(113.4)	(30.8)	(445.2)	(164.4)
Changes in operating assets and liabilities:
Accounts receivable	3.8	(37.1)	(187.9)	(140.9)
Inventories	(35.6)	(49.5)	(122.2)	(95.2)
Accounts payable	(7.6)	32.9	39.3	100.4
Accrued expenses	33.0	30.4	(2.3)	45.8
Income taxes	39.3	63.6	101.3	146.8
Other - net	(4.0)	(3.3)	(0.7)	21.4
Net Cash Provided (Used) by Operating Activities - Continuing Operations	95.5	150.5	(67.4)	310.0
Net Cash Provided (Used) by Operating Activities - Discontinued Operations	-	(1.1)	-	3.4
Net Cash Provided (Used) By Operating Activities	95.5	149.4	(67.4)	313.4

INVESTING ACTIVITIES
Capital expenditures	(46.4)	(22.2)	(106.0)	(61.2)
Acquisitions	(198.9)	(16.1)	(198.9)	(16.1)
Investments - net	(10.6)	(30.0)	(23.9)	(30.0)
Divestitures	-	-	4.8	-
Other	(0.6)	(1.5)	6.5	0.1
Net Cash Used by Investing Activities	(256.5)	(69.8)	(317.5)	(107.2)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(19.5)	(12.5)	(56.6)	(33.8)
Purchase of treasury shares, net	(18.5)	-	(43.8)	(29.2)
Net proceeds from common share activity	0.2	10.1	23.4	29.5
Net proceeds from credit facilities	(8.2)	(0.6)	(2.0)	(19.4)
Other	1.8	(3.5)	(7.1)	(3.5)
Net Cash Used by Financing Activities	(44.2)	(6.5)	(86.1)	(56.4)
Effect of exchange rate changes on cash	(24.7)	30.5	(3.2)	(5.5)
(Decrease) Increase In Cash and Cash Equivalents	(229.9)	103.6	(474.2)	144.3
Cash and cash equivalents at beginning of period	632.8	796.2	877.1	755.5
Cash and Cash Equivalents at End of Period	$402.9	$899.8	$402.9	$899.8